Exhibit 99.1

Cree, Inc. to sell LED Business to
SMART Global Holdings, Inc. for up to $300 Million

Upon closing, creates a pure-play global semiconductor powerhouse focused on providing disruptive technology solutions to high-growth segments including EV, 5G and industrial applications

•Transaction represents a key milestone in Cree’s transformation to focus on silicon carbide and gallium nitride devices, as well as materials
•Consideration includes $50 million upfront payment; $125 million seller note and up to $125 million earn-out

DURHAM, N.C. October 19, 2020 – Cree, Inc. (Nasdaq: CREE) today announced that the Company has entered into a definitive agreement to sell its LED Products business unit (“Cree LED”) to SMART Global Holdings, Inc. (Nasdaq: SGH) for up to $300 million, including fixed upfront and deferred payments and contingent consideration.

Under the terms of the agreement, which has been approved by the Company’s board of directors, Cree expects to receive an initial cash payment of $50 million upon closing and $125 million to be paid upon maturity of a seller note issued by SMART to Cree due August 2023. Cree also has the potential to receive an earn-out payment of up to $125 million based on the revenue and gross profit performance of Cree LED in the first full four quarters post-transaction close, also payable in the form of a three-year seller note.

“We are pleased to announce the sale of our LED Products business to SMART, which represents another key milestone in our transformational journey to create a pure-play global semiconductor powerhouse,” said Cree CEO Gregg Lowe. “This transaction uniquely positions us with a sharpened strategic focus to lead the industry transition from silicon to silicon carbide and further strengthens our financial position, which will support continued investments to capitalize on multi-decade growth opportunities across EV, 5G and industrial applications. SMART has a strong platform and a solid track record of successfully acquiring and integrating technology businesses.”

Cree LED has one of the industry’s widest portfolios of highly efficient LED chips and high-performance LED components and represents one of the strongest brands in the industry. SMART is a global leader in specialty memory, storage and high-performance computing solutions serving the electronics industry for over 30 years. Leveraging SMART’s diverse customer base and global operations, Cree LED will be well positioned to continue to deliver industry leading products.

“We are thrilled to welcome Cree LED to the SMART family,” said Mark Adams, President and CEO of SMART Global Holdings. “As the leader in LED lighting technology with a highly respected brand and expansive patent portfolio, Cree has a track record of delivering best-in-class solutions and I am very excited about the opportunities that lie ahead for Cree LED as part of the SMART portfolio of products.”

The transaction is subject to required regulatory approvals and satisfaction of customary closing conditions, and is targeted to close in the first calendar quarter of 2021. Following the closing of the transaction, SMART will license and incorporate the Cree LED brand name into the SMART portfolio of businesses.

In connection with the transaction, Morgan Stanley & Co. LLC is acting as financial advisor and Smith Anderson is acting as legal advisor to Cree.

Conference Call and Webcast Information
Cree’s management team will host a conference call to discuss the transaction as well as the Company’s strategic transformation and an updated long-term financial outlook, and host a question and answer session. The conference call will be available to the public through a live audio web broadcast via the internet. For webcast details visit Cree’s website at investor.cree.com.

Date: Time: Webcast:	October 19, 2020 8:00am Eastern Time (ET) https://investor.cree.com/financial-events-presentations

About Cree, Inc.
Cree is an innovator of Wolfspeed® power and radio frequency (RF) semiconductors and lighting class LEDs. Cree’s Wolfspeed product families include silicon carbide materials, power-switching devices and RF devices targeted for applications such as electric vehicles, fast charging inverters, power supplies, telecom and military and aerospace. Cree’s LED product families include blue and green LED chips, high-brightness LEDs and lighting-class power LEDs targeted for indoor and outdoor lighting, video displays, transportation and specialty lighting applications.

For additional product and Company information, please refer to www.cree.com.

Forward Looking Statements
This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause Cree’s actual results to differ materially from those indicated in the forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the anticipated benefits of the transaction, including future financial and operating performance. Actual results, including with respect to Cree’s ability to complete the transaction on time or at all, Cree’s targeted earnout payment and plans to grow the Wolfspeed business, could differ materially due to a number of factors, including but not limited to, risks associated with divestiture transactions generally, including the inability to obtain, or delays in obtaining, required regulatory approvals, issues, delays or complications in completing carveout activities to allow Cree LED to operate on a standalone basis after the closing, including incurring unanticipated costs to complete such activities; the ability of Cree LED to generate sufficient revenue and gross profit in the first full four quarters post-transaction close to result in payment of the targeted earnout payment or any earnout payment; the ability of SMART to pay the note used to finance the transaction; risks associated with integration or transition of the operations, systems and personnel of Cree LED, each, as applicable within the term of the post-closing transition services agreement between SMART and Cree; unfavorable reaction to the sale by customers, competitors, suppliers and employees; the risk that costs associated with the transaction will be greater than Cree expects; risks relating to the COVID-19 pandemic that might delay or otherwise impact Cree’s ability to complete the transaction or transition operations and employees as Cree anticipates; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 28, 2020, and subsequent reports filed with the SEC. These forward-looking statements represent Cree's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree® and Wolfspeed® are registered trademarks of Cree, Inc.

Cree Investor Relations Contact: Tyler Gronbach Cree, Inc. VP, Investor Relations Phone: 919-407-4820 investorrelations@cree.com	Cree Media Contact: Joanne Latham Cree, Inc. VP, Corporate Marketing Phone: 919-407-5750 media@cree.com
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